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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)(1)


                           PINNACLE HOLDINGS, INC.
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                                (Name of Issuer)


                   COMMON STOCK, PAR VALUE $0.001 PER SHARE
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                         (Title of Class of Securities)


                                  72346N101
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                                 (CUSIP Number)


                              DECEMBER 31, 1999
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /   Rule 13d-1(b)

         / /   Rule 13d-1(c)

         /X/   Rule 13d-1(d)

--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 72346N101                   13G                     Page 2 of 5 Pages
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       1 NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         ABRY Broadcast Partners II, L.P.
         (IRS No.: 04-3264210)
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       2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / /
                                                                 (b) / /
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       3 SEC USE ONLY

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       4 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
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    NUMBER OF          5  SOLE VOTING POWER
     SHARES
  BENEFICIALLY                                                6,081,983
    OWNED BY           ---------------------------------------------------------
      EACH             6 SHARED VOTING POWER
    REPORTING
   PERSON WITH                                                      -0-
                       ---------------------------------------------------------
                       7 SOLE DISPOSITIVE POWER

                                                              6,081,983
                       ---------------------------------------------------------
                       8 SHARED DISPOSITIVE POWER

                                                                     -0-
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       9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              6,081,983
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      10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                    / /

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      11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           14.8%

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      12 TYPE OF REPORTING PERSON*

         PN
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
CUSIP No. 72346N101                   13G                     Page 3 of 5 Pages
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Item 1(a).  Name of Issuer.

         Pinnacle Holdings, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices.

         1549 Ringling Boulevard
         3rd Floor
         Saratoga, FL 34236

Item 2(a).  Name of Person Filing.

         ABRY Broadcast Partners II, L.P.


Item 2(b).  Address of Principal Business Office or, if None, Residence.

         18 Newbury Street
         Boston, MA 02116

Item 2(c).  Citizenship.

         Delaware

Item 2(d).  Title of Class of Securities.

         Common Stock

Item 2(e).  CUSIP Number.

         72346N101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:

             NA

         (a)   / /   Broker or dealer registered under Section 15 of the Exchange Act.
         (b)   / /   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)   / /   Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d)   / /   Investment company registered under Section 8 of the Investment Company Act.
         (e)   / /   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
         (f)   / /   An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
         (g)   / /   A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
         (h)   / /   A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i)   / /   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                     Investment Company Act.
         (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

CUSIP No. 72346N101                   13G                     Page 4 of 5 Pages
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Item 4.  Ownership.

 (a)  Amount Beneficially Owned:                                     6,081,983
 (b)  Percent of Class:                                                   12.2%
 (c)  Number of shares as to which such person has:
      (i)   sole power to vote or to direct the vote:                6,081,983
      (ii)  shared power to vote or to direct the vote:                    -0-
      (iii) sole power to dispose or to direct the disposition of:   6,081,983
      (iv)  shared power to dispose or to direct the disposition of:       -0-

Item 5.  Ownership of Five Percent or Less of a Class.

             NA

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

             NA

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             NA

Item 8.  Identification and Classification of Members of the Group.

             NA

Item 9.  Notice of Dissolution of Group.

             NA

Item 10.  Certifications.

             NA

CUSIP No. 72346N101                   13G                     Page 5 of 5 Pages
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                                    SIGNATURE




             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




February 14, 2000



                                             ABRY BROADCAST PARTNERS II, L.P.

                                             By:   ABRY CAPITAL, L.P.,
                                                   its General Partner

                                             By:   ABRY HOLDINGS, LLC,
                                                   its General Partner

                                             By:   ABRY HOLDINGS CO.,
                                                   its Sole Member


                                             By:   /c/ Royce Yudkoff
                                                   -----------------------------
                                             Name:     Royce Yudkoff
                                             Title:    Sole Trustee